Exhibit 99.4

SOUTHERN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “Southern” refers to Southern Airways Corporation and its consolidated subsidiaries. Unless otherwise indicated, all dollar amounts are set forth in thousands, except share and per share data.

The following discussion and analysis is intended to help the reader understand Southern’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the historical unaudited condensed consolidated financial statements of Southern as of and for the three and six months ended June 30, 2023 (included as Exhibit 99.1 within this Current Report on Form 8-K). Some of the information contained in this discussion and analysis, including information with respect to Southern’s plans and strategy for Southern’s business, includes forward-looking statements that involve risks and uncertainties. Southern’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included within Surf Air Mobility’s Registration Statement on Form S-1 and Form S-4 filed on July 25, 2023 (the “Registration Statement”).

Overview of Southern’s Business

Founded in 2013 and headquartered in Palm Beach, Florida, Southern is a commuter airline currently serving 40 U.S. cities across six U.S. time zones. Southern operates a fleet of 50 aircraft, including the Cessna Caravan, the King Air Super 200, Pilatus PC-12, Tecnam Traveler and the Saab 340B. As of June 30, 2023, Southern is the largest passenger operator of Cessna Caravans in the United States by scheduled departures. It served over 400,000 customers with nearly 75,000 departures in 2022.

Southern has seen substantial growth resulting from its commitment to the individual passenger, recognized in its company mantra, “Every Passenger, Every Day, Every Flight”. Southern operates the largest commuter airline in the United States by scheduled departures, safely carrying hundreds of thousands of passengers per year. Southern, along with its Hawaiian brand, Mokulele Airlines, operates over 200 daily departures stretching from Nantucket to Hawaii.

Southern provides both seasonal and full-year scheduled passenger air transportation service with select routes subsidized by the U.S. federal government under the Essential Air Service (“EAS”) program. The EAS program was created to ensure small communities in the United States can maintain a minimum level of scheduled air services.

Southern earns revenue from sales of tickets for scheduled passenger flight service, as well as charter flights and tours. These sales are generally paid for via credit card. Southern also earns revenue generated by third-party travel booking sites and travel agencies.

Additionally, Southern earns revenue from various ancillary services such as baggage fees, reservation change fees and pet (carry-on) fees. These types of fees are standard within the aviation industry.

2023 Operating Environment

Beginning in early 2020, effects and potential effects of the global COVID-19 pandemic, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior with regard to air mobility services and continuity in business operations created significant uncertainty for Southern. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers and has led to a global decrease in aircraft sales in markets around the world. Southern may be impacted by fluctuations in new and used aircraft markets as it acquires aircraft to supply capacity for its business. Initially in 2020, the COVID-19 pandemic caused a decrease in demand for Southern’s air mobility services, the impact of which is more fully described in the sections entitled, “Risk Factors” and “— Liquidity and Capital Resources” within the Registration Statement..

Southern has seen partial recovery in demand from 2021 through the second quarter of 2023, however Southern’s business has been and will continue to be affected by many changing economic and other conditions beyond Southern’s control, including global events that affect travel behavior. Additionally, Southern has experienced inflationary pressures, which have materially increased Southern’s costs for aircraft fuel, wages and benefits and other goods and services critical to its operations during 2022 and 2023 and believes perceived recessionary risks will continue to impact 2023 results. For example, perceived recessionary risks may cause companies and individuals to reduce travel for either professional or personal reasons, and drive higher prices in the supply chain Southern relies upon. As Southern does not currently, and does not intend in the foreseeable future to, enter into any transactions to hedge fuel costs, or otherwise fix labor costs, Southern will continue to be fully exposed to fluctuations in prices of material operating costs. In addition, Southern incurred greater than expected losses and negative cash flows from operating activities during the second quarter of 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged the Company’s ability to serve its customers as desired and, in turn, cover expenses. In June 2023, Southern finalized the sale of an aircraft with a transaction price of $1.4 million, of which $1.2 million was used to repay principal and accrued interest on a portion of a loan with Clarus Capital I Funding LLC, including payment of certain transaction-related expenses. The Company received the remaining $0.2 million in cash and recognized a gain of approximately $0.2 million from the sale of the aircraft.

As such, the extent to which global events and market inflationary impacts will affect Southern’s financial condition, liquidity and future results of operations is uncertain. Given the uncertainty regarding the length of these factors, Southern cannot reasonably estimate their impact on its future results of operations, cash flows or financial condition. Southern continues to actively monitor its financial condition, liquidity, operations, suppliers, industry and workforce.

Key Operating Measures of Southern

In addition to the data presented in Southern’s consolidated financial statements, Southern uses the following key operating measures commonly used throughout the air transport industry to evaluate its business, measure its performance, develop financial forecasts, and make strategic decisions. The following table summarizes Southern’s key operating measures for each period presented below, which are unaudited.

	Six Months Ended				Three Months Ended
	June 30,		Change		June 30,		Change
	2023	2022	Inc	%	2023	2022	Inc	%
Scheduled Flight Hours(1)	35,315	32,054	3,261	10%	17,650	17,155	495	3%
Scheduled Passengers(2)	195,316	213,130	(17,814)	(8)%	97,344	117,670	(20,326)	(17)%
Headcount(3)	679	615	64	10%	679	615	64	10%
Scheduled Departures(4)	34,502	36,370	(1,868)	(5)%	16,832	19,283	(2,451)	(13)%

(1)
Scheduled Flight Hours represent flight time from takeoff through landing that were flown in the period and excludes departures for maintenance or repositioning events. This metric only measures flight hours for flights that generated passenger revenue and does not include flight hours for flights that generated charter revenue.
(2)
Scheduled Passengers represent the number of passengers flown during the period for scheduled service.
(3)
Headcount represents all full-time and part-time employees at the end of the period.
(4)
Scheduled Departures represent the number of takeoffs in the period and excludes departures for maintenance or repositioning events. This metric only measures departures that generated passenger revenue and does not include departures that generated charter revenue.

Components of Southern’s Results of Operations

The key components of Southern’s results of operations include:

Revenues

Southern’s revenues are comprised of passenger ticket sales on scheduled routes, chartered flights and other services. Southern’s scheduled service offerings include market-based and subsidized routes, which consist of Southern’s EAS routes and other routes funded through government subsidies. The chartered service offering reflects individual flights on Southern’s fleet of aircraft.

Passenger Revenue

Direct passenger revenue consists of single seat tickets for scheduled flight service. Tickets are refundable within 24 hours of purchase for flights scheduled to take place more than one week out, or when flights are changed, interrupted, or otherwise canceled. Direct passenger sales revenues are recognized when the flights are completed or when tickets expire (generally within one year from the date of purchase).

Essential Air Services (“EAS”) and Other Subsidy Revenue

EAS revenue is derived from operating scheduled passenger flight service on certain routes, which are subsidized by the U.S. DOT under its EAS program. The EAS program was enacted in 1978 to ensure small communities in the United States can maintain a minimum level of scheduled air services. Contracts under this program are typically two to four years in duration and include commitments to fly a specific number of times annually to each location. Revenue from EAS subsidies is recognized monthly. Revenue from sales of tickets on flights subsidized by the EAS program is recognized in direct passenger revenue and is recognized when the flights are completed. Other subsidy revenue represents subsidies received by Marianas for providing scheduled route services for Saipan, Tinian, Rota and Guam under the Incentive Agreement with the Commonwealth of the Northern Mariana Islands. Due to the termination of the Incentive Agreement, Southern ceased serving the Mariana Islands as of April 1, 2023.

Charter Revenue

Charter service allows customers to book an entire aircraft that is not part of scheduled service and is tailored to the needs of the customer. The customer will specify the date, time and route for the flight purchased.

Southern utilizes FAA-certified independent third-party air carriers in the performance of charter flights on Southern’s own fleet of aircraft or on aircraft operated by those independent third-party air carriers. Southern evaluates whether it is a principal or an agent in contracts involving more than one party by assessing whether it controls the flight services before they are transferred to its customers.

Southern acts as the principal when it controls the services by directing third-party air carriers and operators to provide services to customers on its behalf. Southern controls the services when it is primarily responsible for fulfillment of the flight services obligation to the customer and has pricing discretion. In these arrangements, revenue recognized is the gross amount of the contract consideration paid by customers. When Southern is not primarily responsible for the fulfillment of flight services, it acts as an agent and therefore recognized revenue is net of amounts paid to third-party air carriers and operators that provide the services.

Other Revenue

Other revenue is derived from various ancillary services related to baggage fees, reservation change fees and pet (carry-on) fees. These types of fees are standard within the aviation industry and are earned when the services are performed at the time of travel.

Operating Expenses

Costs and expenses consist of the following components:

Maintenance, materials and repairs

Maintenance, materials and repairs expense consists primarily of engine overhauls, mandatory periodic inspections, routine and non-routine repair and general maintenance monitoring expense. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business.

Depreciation and amortization

Southern’s depreciation expense consists primarily from depreciation on Southern’s owned aircraft.

Aircraft Fuel

Aircraft fuel expense consists of aircraft fuel usage expense, along with certain fees for re-fueling services. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business and changes in market prices.

Airport-Related Expenses

Airport-related expenses consist of aircraft landing fees, hangar rental, aircraft parking fees, terminal rent, as well as other airport-related charges. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business.

Aircraft Rent

Aircraft rent is comprised of aircraft leases classified as operating leases. The associated lease payments over the term of the leases are recognized either on a straight-line or hourly usage basis. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business.

Salaries, Wages, and Benefits

Salaries, wages, and benefits consist of all payroll-related costs relating to all personnel. Southern expects its payroll expenses to increase in absolute dollars over time and to fluctuate as a percentage of revenue due to the anticipated growth of Southern’s business.

Other Operating Expenses

Other operating expenses consist primarily of charges relating to the operation of non-wage related customer service costs, passenger ticket reservation system, insurance expenses, utilities expense, non-aircraft rent expense, legal and other professional fees, and marketing expense inclusive of advertising costs. Southern expects its other operating expenses to increase in absolute dollars over time and to fluctuate as a percentage of revenue due to the anticipated growth of its business and increased marketing investments.

Non-operating Income/(Expense)

Non-operating income/(expense) primarily consists of interest expense and other non-operating items.

Results of Southern’s Operations for the Three Months Ended June 30, 2023 and 2022

The following table sets forth Southern’s consolidated statements of operations data for the three months ended June 30, 2023 and 2022 (in thousands, except percentages):

	For the Three Months Ended June 30,		Change
	2023	2022	$	%
Revenues	$22,387	$19,636	$2,751	14%
Operating expenses:
Maintenance, materials, and repairs	1,690	1,369	321	23%
Depreciation and amortization	923	675	248	37%
Aircraft fuel	3,314	4,270	(956)	(22)%
Airport-related expenses	1,207	1,045	162	16%
Aircraft rent	2,468	2,048	420	21%
Salaries, wages, and benefits	8,664	7,196	1,468	20%
Other operating expenses	5,407	4,311	1,096	25%
Total operating expenses	23,673	20,914	2,759	13%
Operating (loss)	(1,286)	(1,278)	(8)	(1)%
Non-operating income (expense):
Interest expense	(785)	(347)	(438)	(126)%
Other income, (net)	335	(3)	338	11267%
Total non-operating expense, net	(450)	(350)	(100)	(29)%
Loss before income taxes	(1,736)	(1,628)	(108)	(7)%
Income tax provision	2	1	1	(100)%
Net (loss) including noncontrolling interest	$(1,738)	$(1,629)	$(109)	(7)%
Net (loss) attributable to noncontrolling interest	—	—	—	—%
Net (loss) attributable to common shareholders	$(1,738)	$(1,629)	$(109)	(7)%

Revenues

Revenues increased by $2.8 million, or 14%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in revenue was attributable to the following changes in passenger revenue, EAS and other subsidy revenue, charter revenue, and other revenue (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2023	2022	$	%
Passenger ticket revenue	$9,027	$9,811	$(784)	(8)%
EAS and other subsidy revenue	11,232	7,873	3,359	43%
Charter revenue	1,171	885	286	32%
Other revenue	957	1,067	(110)	(10)%
Total Revenue	$22,387	$19,636	$2,751	14%

Passenger ticket revenue decreased $0.8 million, or 8%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Southern flew 117,670 passengers across its network in the second quarter of 2022. In the second quarter of 2023, Southern flew 97,344 passengers, a 17% decrease in passengers compared to the prior comparative period. The primary reason for the decrease is due to the availability of aircraft impacted by maintenance and added downtime due to supply chain issues in sourcing critical spare parts.

The increase in EAS and other subsidy revenue of $3.4 million, or 43%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was driven by the addition of six new routes under the EAS program of $3.8 million, which was offset by reduced scheduled departures on existing EAS routes of $0.4 million due to the availability of aircraft impacted by maintenance and added downtime due to supply chain issues in sourcing critical spare parts.

The increase in charter revenue of $0.3 million, or 32%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was driven by increased trips at Southern’s Hawaii based charter operations due to focusing on providing route services for construction crews, school events, and leisure travel.

The decrease in other revenue of $0.1 million, or 10%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was driven by a decrease in scheduled passengers, and associated fees, of 17% period over period.

Operating Expenses

Maintenance, Materials, and Repairs

Maintenance, materials, and repairs increased by $0.3 million, or 23%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Flight hours operated by Southern increased from 17,155 in the first three months of 2022 to 17,650 in first three months of 2023, or a 3% increase. The increase in flight hours drove an increase in costs on aircraft engine monitoring, engine overhauls, mandatory timed periodic inspections, and routine and non-routine repairs by $0.3 million.

Depreciation and Amortization

Depreciation and amortization increased by $0.2 million, or 37%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in depreciation and amortization expenses was primarily attributable to aircraft additions during the second half of 2022.

Aircraft Fuel

Aircraft fuel expenses decreased by $1 million, or 22%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The decrease in aircraft fuel was attributable to the decrease in fuel prices of 24% or $1 million offset by higher flight hours of 3% or $0.1 million. Fuel prices are expected to continue to be subject to volatility in the near term.

Airport Related Expense

Airport related expenses increased by $0.2 million, or 16%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in airport related expenses on airport rent, hangar rent, other station expenses, and landing fees were primarily attributable to six EAS routes awarded by the DOT since the first quarter of 2022. This was offset by a decrease in fight departures of 19,283 in the second quarter of 2022 to 16,832 in the second quarter of 2023, or 13% decrease in departures. Southern does not expect to incur airport related expenses related to the Marianas routes in the future, as the flight operations related to Marianas were terminated at the beginning of April 2023.

Aircraft Rent

Aircraft rent expenses increased by $0.4 million, or 21%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase was primarily related to aircraft engine reserves on leased aircraft.

Salaries, Wages, and Benefits

Salary, wages, benefits expenses increased by $1.5 million, or 20%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. With the increase in flight hours, salary, wages, and benefit expenses for pilots increased $0.5 million, and customer care increased $0.8 million. The remaining increase in salary, wages and benefits of $0.1 million was for corporate office departments not associated with flight hours.

Other Operating Expense

Other operating expenses increased $1.1 million, or 25%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. This consisted of increased pilot travel, training, and ongoing drug screening costs of $0.6 million, increased insurance costs of $0.2 million, and increased facility charges of $0.1 million. Higher corporate travel costs of $0.1 million also contributed to the increase in other operating expenses.

Non-operating Income/(Expense)

Non-operating expense increased by $0.1 million, or 29%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in non-operating expenses was due to $0.4 million in interest expense on borrowings for purchased aircraft, offset by gain on sale of an aircraft of $0.3 million.

Net Income/(Loss) attributable to common shareholders

Net loss attributable to common shareholders increased from the three months ended June 30, 2022 compared to the three months ended June 30, 2023, primarily attributable to an increase in relative prices for aircraft repairs and maintenance of $0.3 million, an increase in salaries, wages, and benefits of $1.5 million, offset by lower fuel prices of $1.0 million as discussed above.

Non-GAAP Financial Measures

Southern uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Southern’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Southern’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of Southern’s liquidity. Southern’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Southern presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Southern’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Southern calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense and incentive income from the Marianas joint venture.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended June 30,
(in thousands)	2023	2022
Net loss	(1,738)	(1,629)
Addback:
Depreciation and amortization	923	675
Interest expense	785	347
Incentive income from Marianas joint venture	-	-
Income tax provision	2	1
Adjusted EBITDA	(28)	(606)

Results of Southern’s Operations for the Six Months Ended June 30, 2023 and 2022

The following table sets forth Southern’s consolidated statements of operations data for the six months ended June 30, 2023 and 2022 (in thousands, except percentages):

	For the Six Months Ended June 30,		Change
	2023	2022	$	%
Revenues	$45,061	$36,355	$8,706	24%
Operating expenses:
Maintenance, materials, and repairs	3,763	2,467	1,296	53%
Depreciation and amortization	1,860	1,223	637	52%
Aircraft fuel	7,355	7,152	203	3%
Airport-related expenses	2,670	1,956	714	37%
Aircraft rent	4,655	3,970	685	17%
Salaries, wages, and benefits	17,117	13,023	4,094	31%
Other operating expenses	10,795	8,361	2,434	29%
Total operating expenses	48,215	38,152	10,063	26%
Operating (loss)	(3,154)	(1,797)	(1,357)	(76)%
Non-operating income (expense):
Interest expense	(1,451)	(529)	(922)	(174)%
Other income, (net)	507	(5)	512	10240%
Total non-operating expense, net	(944)	(534)	(410)	(77)%
Loss before income taxes	(4,098)	(2,331)	(1,767)	(76)%
Income tax provision	7	6	1	(17)%
Net (loss) including noncontrolling interest	$(4,105)	$(2,337)	$(1,768)	(76)%
Net (loss) attributable to noncontrolling interest	(201)	—	(201)	(100)%
Net (loss) attributable to common shareholders	$(3,904)	$(2,337)	$(1,567)	(67)%

Revenues

Revenues increased by $8.7 million, or 24%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in revenue was attributable to the following changes in passenger revenue, EAS and other subsidy revenue, charter revenue, and other revenue (in thousands, except percentages):

	Six Months Ended June 30,		Change
	2023	2022	$	%
Passenger ticket revenue	$18,770	$17,590	$1,180	7%
EAS and other subsidy revenue	21,495	14,732	6,763	46%
Charter revenue	2,717	2,034	683	34%
Other revenue	2,079	2,001	78	4%
Total Revenue	$45,061	$36,357	$8,704	24%

Passenger ticket revenue increased $1.2 million, or 7%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Southern’s average per ticket price rose 17% from $82 in the first half of 2022 to $96 in the first half of 2023 generating $2.6 million. This was partially offset by an 8% decrease in passengers of $1.4 million period over period. The primary reason for the decrease is due to the availability of aircraft due to maintenance and added downtime due to supply chain issues in sourcing critical parts for aircraft repairs and maintenance.

The increase in EAS and other subsidy revenue of $6.8 million, or 46%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was driven by the addition of six new routes under the EAS program, during the second half of 2022 and the first half of 2023, of $6.4 million and an increase in scheduled departure revenue on existing routes of $0.3 million.

The increase in charter revenue of $0.7 million, or 34%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was driven by increased trips at Southern’s Hawaii based charter operations due to focusing on providing route services for construction crews, school events, and leisure travel.

The increase in other revenue of $0.1 million, or 4%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was driven by managing reservations for other carriers, interline fees, and automobile rental fees.

Operating Expenses

Maintenance, Materials, and Repairs

Maintenance, materials, and repairs increased by $1.3 million, or 52%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Flight hours operated by Southern increased from 32,054 in the first half of 2022 to 35,315 in first half of 2023, or a 10% increase. The increase in flight hours drove an increase in costs on aircraft engine monitoring, engine overhauls, mandatory timed periodic inspections, and routine and non-routine repairs by $1.3 million.

Depreciation and Amortization

Depreciation and amortization increased by $0.6 million, or 52%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in depreciation and amortization expenses was primarily attributable to aircraft additions during the second half of 2022.

Aircraft Fuel

Aircraft fuel expenses increased by $0.2 million, or 3%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in aircraft fuel was attributable to higher flight hours of 10% or $0.7 million offset by a decrease in fuel prices of 7% or $0.5 million. Fuel prices are expected to continue to be subject to volatility in the near term.

Airport Related Expense

Airport related expenses increased by $0.7 million, or 37%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in airport related expenses on airport rent, hangar rent, other station expenses, and landing fees were primarily attributable to six EAS routes awarded by the DOT since the first quarter of 2022, as well as the addition of the Marianas route in the second half of 2022. Offset by the decrease in fight departures of 36,370 in the first half of 2022 to 34,502 in the first half of 2023, or 5% decrease in departures. Southern does not expect to incur airport related expenses related to the Marianas routes in the future, as the flight operations related to Marianas were terminated at the beginning of April 2023.

Aircraft Rent

Aircraft rent expenses increased by $0.7 million, or 17%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase was primarily related to aircraft engine reserves on leased aircraft of $0.5 million and new leased aircraft of $0.1 million.

Salaries, Wages, and Benefits

Salary, wages, benefits expenses increased by $4.1 million, or 31%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. With the increase in flight hours, salary, wages, and benefit expenses for pilots increased $1.2 million, customer care increased $1.7 million, and maintenance increased $0.3 million. The Marianas joint venture increased salary, wages, and benefits by $0.4 million. The remaining increase in salary, wages and benefits of $0.5 million was for corporate office departments not associated with flight hours.

Other Operating Expense

Other operating expenses increased $2.4 million, or 29%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. This consisted of increased pilot travel, training, and ongoing drug screening costs of $0.9 million, increased insurance costs of $0.5 million, increased passenger reaccommodating of $0.4 million, and increased facility charges of $0.2 million. Higher corporate travel costs of $0.2 million also contributed to the increase in other operating expenses.

Non-operating Income/(Expense)

Non-operating expense increased by $0.4 million, or 76%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in non-operating expenses was due to $0.9 million in interest expense on borrowings for purchased aircraft, offset by gain on sale of an aircraft of $0.3 million.

Net Income/(Loss) attributable to common shareholders

Net loss attributable to common shareholders increased from the six months ended June 30, 2022 to the six months ended June 30, 2023, and was primarily attributable to an increase in relative prices for aircraft repairs and maintenance of $1.3 million and aircraft rent of $0.7 million as discussed above.

Non-GAAP Financial Measures

Southern uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Southern’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Southern’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of Southern’s liquidity. Southern’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Southern presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Southern’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Southern calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense and incentive income from the Marianas joint venture.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Six Months Ended June 30,
(in thousands)	2023	2022
Net loss	(3,904)	(2,337)
Addback:
Depreciation and amortization	1,860	1,223
Interest expense	1,451	529
Incentive income from Marianas joint venture	(171)	-
Income tax provision	7	6
Adjusted EBITDA	(757)	(579)

Cash Flow Analysis for Southern for the Six Months Ended June 30, 2023, compared to the Six Months Ended June 30, 2022

The following table presents a summary of Southern’s cash flows for the six months ended June 30, 2023 and 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022
Net cash provided by (used in):
Operating activities	$(1,933)	$427
Investing activities	260	(17,655)
Financing activities	1,338	15,353
Net change in cash and cash equivalents	$(335)	$(1,875)

Cash Flow from Operating Activities

For the six months ended June 30, 2023, net cash used in operating activities was $1.9 million, primarily driven by a $2.6 million increase in operating lease expense, an $0.6 million increase in accounts receivables, and a $0.4 million decrease in accounts payable and other liabilities. This was partially offset by an increase in deferred revenue of $1.3 million, and a decrease in prepaid expenses and other current assets of $0.3 million.

For the six months ended June 30, 2022, net cash generated in operating activities was $0.4 million, primarily driven by a $2.1 million increase in deferred revenue, $1 million in cash from operations including non-cash items, and an increase in accounts payable and accrued expenses of $0.8 million. Partially offset by $1.8 million of operating leases, prepaid expenses and other current assets of $1.6 million, and $0.1 million in accounts receivables.

Net cash used in operating activities increased period over period by $2.4 million, primarily driven by an increase in operating losses including non-cash items of $1 million, accounts payable and accrued expenses of $1.3 million, operating leases of $0.7 million, accounts receivables of $0.5 million, and deferred revenue of $0.8 million. This was partially offset by increases of $1.9 million in prepaid expenses and other current assets.

Cash Flow from Investing Activities

For the six months ended June 30, 2023, net cash generated in investing activities was $0.3 million from proceeds from sale of assets $1.4 million, offset by $1.1 million in purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements).

For the six months ended June 30, 2022, net cash used in investing activities was $17.7 million from purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements) of $13.5 million and the acquisition of MUA (Multi Aero) of $4.2 million.

Net cash generated in investing activities increased period over period by $17.9 million primarily due to purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements) of $12.4 million and the acquisition of MUA (Multi Aero) of $4.2 million in six months ended June 30, 2022 without similar events in the six months ended June 30, 2023.

Cash Flow from Financing Activities

For the six months ended June 30, 2023, net cash provided by financing activities was $1.3 million, driven by $2.7 million in borrowings from related parties and $1.3 million in collateralized borrowings. This was partially offset by $2.3 million in payments of long-term debt and $0.4 million in repayments of long-term debt on related parties.

For the six months ended June 30, 2022, net cash provided in financing activities was $15.4 million, driven by $16.9 million borrowings from long-term debt and $1 million in proceeds from Marianas. This was offset by $2.1 million in repayment of long-term debt and $0.3 million repayments of long-term debt on related parties.

Net cash used in financing activities decreased period over period by $14 million, driven by $16.9 million borrowings from long-term debt and $1 million in proceeds from Marianas. This was offset by $2.7 million in borrowings of long-term debt and $1.3 million in collateralized borrowings.

Liquidity and Capital Resources

Southern incurred greater than expected operating losses and negative cash flows from operating activities during the second quarter of 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged Southern’s ability to serve its customers as desired and, in turn, cover expenses. Previously forecasted strategies to alleviate these challenges have been unsuccessful in the full deployment of Southern’s fleet with the Company seeing an increased cancellation rate well above historical averages and previous forecasts, particularly during the second quarter of 2023. This has resulted in an accelerated decline in revenue expectations in the second quarter of 2023, coupled with increasing costs associated with rescheduling pilots and flight personnel to active service areas to mitigate the flight schedule disruptions. Although Southern continues to focus on mitigating these challenges, they are expected to continue to impact financial results in the coming months. Southern’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth.

As of June 30, 2023, Southern had approximately $1.1 million in cash and available liquidity. In addition to continued actions to reduce costs, and effectively utilize assets and crews, Southern is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to efficiently utilize aircraft and pilots, grow revenues and decrease expenses. There can be no assurance that Southern will be successful in achieving its strategic plans, that new financing will be available to Southern in a timely manner or on acceptable terms, if at all. If Southern is unable to raise sufficient financing when needed or events or circumstances occur or such that Southern does not meet its strategic plans, Southern may be required to take additional measures to enhance and conserve and increase liquidity, which could include, but not necessarily limited to, increasing ticket prices, additional reductions to spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on Southern’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

These factors raise substantial doubt about Southern’s ability to continue as a going concern. Southern’s consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of liabilities that may result from the outcome of this uncertainty. See the section entitled “Risk Factors

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reported period.

Southern’s management believes that the accounting estimates listed below are those that are most critical to the portrayal of Southern’s financial condition and results of operations, and that require management’s most difficult, subjective, and complex judgments in estimating the effect of inherent uncertainties.

Income Taxes

The determination of tax strategies and positions, along with the accounting for related income taxes, require interpretation of various federal and state tax policies and assessment of the likelihood of various outcomes. Management believes that accounting for income taxes requires difficult, subjective, and complex judgments and defenses. Income taxes are accounted for under the asset and liability method in accordance with U.S. GAAP. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The likelihood of realizing the tax benefits related to a potential deferred tax asset is evaluated, and a valuation allowance is recognized to reduce that deferred tax asset if it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Deferred tax assets and liabilities are calculated at the beginning and end of the period. The change in the sum of the deferred tax asset, valuation allowance and deferred tax liability during the period generally is recognized as a deferred tax expense or benefit. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Southern determines whether a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The amount recognized is subject to estimation and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Southern recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its income tax expense in the accompanying Consolidated Statement of Operations.

JOBS Act

Southern currently qualifies as an “emerging growth company” under the JOBS Act. Accordingly, Southern is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Southern has elected to adopt new or revised accounting guidance within the same time period as private companies, unless Southern’s management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance. Southern’s utilization of these transition periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.